TAX PAYMENT COMPENSATORY AGREEMENT

This Tax Payment Compensatory Agreement (the “Agreement”) is entered into as of the 30th of May, 2007, by and between ENSCO International Incorporated and Paul Mars.

WHEREAS, Paul Mars (“Employee”) has been employed by ENSCO International Incorporated and/or its subsidiaries (“ENSCO”) since June of 1998, including several years of initial employment in the United Kingdom, and

WHEREAS, it came to ENSCO’s attention that it had failed to remit and report certain income of Employee in the United Kingdom derived from equity granted to him by ENSCO in the form of non-qualified stock options and restricted stock, and

WHEREAS, ENSCO has entered into an agreement with the taxation authorities in the United Kingdom, including HM Revenue & Customs (“HMRC”), addressing payment of certain sums for taxation due (PAYE and NIC) in respect of Employee income derived from or attributed to stock options and restricted stock prior to April 5, 2005, as more fully described herein, and

WHEREAS, the total sum to be paid to the UK taxation authorities by ENSCO in Pounds Sterling in respect of Employee income derived from or attributed to stock options and restricted stock prior to April 5, 2005, as more fully described herein, amounts to approximately Eight Hundred Sixty Thousand Dollars (U.S. Dollars $860,000), and

WHEREAS, following due consideration and consultation with their respective legal and tax advisors, ENSCO and Employee have agreed upon a fair and equitable compromise compensatory arrangement as specified herein.

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, ENSCO and Employee have agreed to enter into this Agreement to memorialize the agreed resolution and compensatory arrangements related to UK taxation on Employee income derived from the stock option and restricted stock awards listed in Attachment A to this Agreement, which awards shall be referred to herein as the “Designated Equity Awards”, as follows:

1.

Immediately upon mutual execution and delivery of this Agreement, Employee shall pay ENSCO the amount of Five Hundred Sixty Thousand Seven Hundred Seventy-Four Dollars and Two Cents (U.S. Dollars $560,774.02) in full and final settlement and complete satisfaction of all claims of ENSCO against Employee in respect of taxation associated with the Designated Equity Awards.

2.

In consideration of the payment of said amount by Employee, ENSCO shall promptly remit payment to the U.K. taxation authorities in the amount of approximately Eight Hundred Sixty Thousand Dollars (U.S. Dollars $860,000) as aforesaid and agrees that the Employee shall not have any further liability to ENSCO in relation to such payment or taxation associated with the Designated Equity Awards, except as respects any benefits which may be derived from tax credits as provided in Paragraph 4 below.

3.

In further consideration of the aforesaid payment, ENSCO shall hold harmless, defend, release and indemnify Employee against any and all claims and liability which may be imposed upon Employee by the taxation authorities of the United Kingdom and/or of the United States of America in respect of the Designated Equity Awards, including without limitation any such liability arising from Employee being a resident of the UK prior to April 1, 2003, and any resulting imputed income by reason of this Agreement, inclusive of interest or penalties associated therewith.  Any such indemnification payment shall, to the extent necessary to offset any taxes imposed thereon, be fully grossed-up so that the net effect upon Employee is tax neutral.

4.

If and to the extent Employee derives any benefit by way of foreign tax credits on his U.S. or other income tax returns, including amended returns, in relation to any and all of the sums which are to be paid to the taxation authorities in the United Kingdom or the United States of America in respect of the Designated Equity Awards or any other aspect of this Agreement (including the aforesaid indemnification), upon realization of the benefit of any such foreign tax credits Employee shall promptly remit to ENSCO the net after-tax value of the benefit derived by Employee in respect thereof.  For purposes of determining whether any such benefits relating to foreign tax credits have been received by Employee, ENSCO shall be entitled to have an independent accounting firm review Employee’s past, current and future U.S. or other income tax returns, including amended returns, for a period of up to five (5) years following the effective date of this Agreement.

5.

The parties acknowledge that the terms of this Agreement and the Agreement itself may be subject to public reporting disclosure by ENSCO under applicable laws, rules and regulations.

6.

This Agreement is made and shall be deemed performed in Dallas, Texas, United States of America, and shall be enforced, governed, and interpreted pursuant to the laws of the State of Texas.

7.

Should any provision(s) of this Agreement be declared or determined by any court to be illegal or invalid, the validity of the remaining provisions or terms shall not be affected and the illegal or invalid provision(s) shall be deemed to be deleted herefrom.

8.

This Agreement sets forth the entire agreement between the parties, and supersedes any and all earlier agreements or understandings, written or oral, between the parties pertaining to the subject matter of this Agreement.  The Agreement may not be modified or amended except in writing signed by both of the parties.  For the avoidance of doubt, this Agreement shall survive if Employee’s employment with ENSCO should terminate.

9.

All notices or other communications required or permitted by this Agreement shall be in writing and shall be delivered by hand or mailed by registered or certified mail, return receipt requested, as follows:

To ENSCO: ENSCO International Incorporated 500 N. Akard St., Suite 4300 Dallas, TX 75201 Attn: Vice President – Human Resources and Security	To Employee: Paul Mars c/o ENSCO International Incorporated 500 N. Akard St., Suite 4300 Dallas, TX 75201

Either party may change its address as aforesaid by submission of notice to the other party.

10.

By executing this Agreement, Employee certifies and represents that he has carefully read and considered this Agreement and fully understands the extent and impact of its provisions, has had an opportunity to consult with attorneys and tax advisors in respect thereof, and has executed this Agreement voluntarily and without coercion, undue influence, threats, or intimidation of any kind or type whatsoever, and that no other promises have been made to him in relation to this Agreement.

IN WITNESS THEREOF, the parties have executed this Agreement in Dallas, Texas, with effect from the date first hereinabove written.

EMPLOYEE By: /s/ Paul Mars Paul Mars	ENSCO By: /s/ Charles Mills ENSCO International Incorporated Name: Charles A. Mills Title: Vice President, Human Resources and Security

Attachment A

Designated Equity Awards

Non-Qualified Stock Options

Date of Grant	Date of Exercise	Shares Exercised
01 Jul 1998 [1]	02 Mar 2000	5,000
23 Feb 1999 [2]	02 Mar 2000	12,500
01 Jul 1998	14 Aug 2000	5,000
23 Feb 1999	07 Mar 2001	12,500
01 Jul 1998	16 Dec 2002	10,000
23 Feb 1999	16 Dec 2002	12,500
23 Feb 1999	10 Feb 2004	12,500
08 May 2001 3,	25 Feb 2005	37,500
03 Jun 2002 4,	25 Feb 2005	15,000

Restricted Stock Grants

Date of Grant	Date of Vest	Shares Vested
01 Jul 1998 [5]	01 Jul 1998	5,000
01 Jul 1998	01 Jul 1999	1,000
01 Jul 1998	01 Jul 2000	1,000
01 Jul 1998	01 Jul 2001	1,000
01 Jul 1998	01 Jul 2002	1,000
01 Jul 1998	01 Jul 2003	1,000
01 Jul 1998 [6,7]	01 Jul 2004	1,000

Footnotes

1 On 1 July 1998, Employee was granted 20,000 Non-qualified Stock Options.  All 20,000 shares were exercised prior to 5 April 2005 and were included in the U.K. tax settlement.

2 On 23 February 1999, Employee was granted 50,000 Non-qualified Stock Options.  All 50,000 shares were exercised prior to 5 April 2005 and were included in the U.K. tax settlement.

3 On 8 May 2001, Employee was granted 50,000 Non-qualified Stock Options.  37,500 of these shares were exercised prior to 5 April 2005 and were included in the U.K. tax settlement.  12,500 shares were exercised subsequent to 5 April 2005 and were not included in the U.K. tax settlement.

4 On 3 June 2002, Employee was granted 30,000 Non-qualified Stock Options.  15,000 of these shares were exercised prior to 5 April 2005 and were included in the U.K. tax settlement.  15,000 shares were exercised subsequent to 5 April 2005 and were not included in the U.K. tax settlement.

5 On 1 July 1998, Employee received a 10,000 share Restricted Stock Grant vesting equally over a 10 year period.  In accordance with U.K. tax regulations and as part of the U.K. tax settlement, the 5,000 shares which were scheduled to vest in years 6 thru 10 were deemed to have vested on the date of grant and were taxed at a 30% discount.  These 5,000 shares are also taxed on the date of vest with an increase in basis equal to the amount of tax previously paid. The 5,000 shares vesting in years 1 thru 5 were taxed on the date of vest.

6 In reference to Footnote 5, these shares were taxed on the date of grant at a 30% discount and were also taxed on the date of vest with an increase in basis equal to the amount of tax previously paid.

7 Employee was a U.S. tax resident at the time of exercise and/or vesting.